Exhibit 15

May 4, 2012

PartnerRe Ltd.

Wellesley House

90 Pitts Bay Road

Pembroke HM 08

Bermuda

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of PartnerRe Ltd. and subsidiaries for the three month periods ended March 31, 2012 and 2011, as indicated in our report dated May 4, 2012; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, is incorporated by reference in Registration Statements Nos. 333-11998, 333-107242, 333-129762, 333-157585, 333-161207, 333-163445, 333-163446 and 333-176968 on Form S-8, and in Registration Statements Nos. 333-124713, 333-133573, 333-158531 and 333-180628 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche Ltd.

Deloitte & Touche Ltd.

Hamilton, Bermuda